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                                                                   EXHIBIT 4.12

                 CENTRAL FUND OF CANADA LIMITED (THE "COMPANY")

SUPPLEMENTARY INFORMATION

OCTOBER 6, 2004

RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR THE NINE MONTHS ENDED JULY 31, 2004 AND 2003
(unaudited - expressed in U.S. dollars)

The interim financial statements of the Company as at July 31, 2004, and for the three and nine-month periods ended July 31, 2004 and 2003 have been prepared in accordance with Canadian generally accepted accounting principles. These principles differ from the accounting principles and practices prescribed in the United States with regard to the presentation of the Company's unrealized appreciation (depreciation) of investments.

Under Canadian generally accepted accounting principles, the Company records the unrealized appreciation (depreciation) of its investments as a component of shareholders' equity, and changes therein are presented in the statement of shareholders' equity. Under accounting principles generally accepted for investment companies in the United States, these amounts are reflected in the statement of loss. As a result, the following additional information is provided for the benefit of United States shareholders:

The financial information presented in the interim consolidated financial statements and in this reconciliation to U.S. generally accepted accounting principles is unaudited. However, in the opinion of management such information reflects all adjustments, consisting solely of normal recurring adjustments, which are necessary for a fair presentation of the results for the interim periods presented.


                                              Nine months ended July 31             Three Months ended July 31
                                               2004                2003               2004               2003
                                          ================    ===============    ===============    ===============
Net loss as reported under Canadian   $   (1,696,316)         (1,113,879)        (574,908)          (395,173)
principles

Unrealized appreciation of            $   8,963,354           16,145,355         13,822,086         12,409,611
investments during the year
                                          ----------------    ---------------    ---------------    ---------------

Net income under United States        $   7,267,038           15,031,476         13,247,178         12,014,438
principles

Net income per share under United
States principles:

   Class A shares                     $   0.12                0.38               0.17               0.27
   Common shares                      $   0.12                0.38               0.17               0.27


The net assets of the Company are identical under Canadian and United States generally accepted accounting principles.